Exhibit 10.23

SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE (this “Second Amendment”) is made and entered into as of April 16, 2018 (the “Effective Date”), by and between HCP, INC., a Delaware corporation (“Landlord”), and FLX BIO, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant (as successor-in-interest to Flexus Biosciences, Inc. (“Flexus”) pursuant to that certain Contribution Agreement between Flexus and Tenant dated as of April 6, 2015 (the “Assignment”)) are parties to that certain Lease dated October 10, 2014, (the “Original Lease”), as supplemented by that certain Notice of Lease Term Dates dated June 4, 2015 (the “Notice of Lease Term Dates”) and as amended by that certain First Amendment to Lease dated April 29, 2015 (the “First Amendment”), pursuant to which Tenant leases 30,376 rentable square feet of space (as more particularly described in Original Lease, the “Existing Premises”) consisting of that certain building located at 561 Eccles Avenue, South San Francisco, California 94080 (the “561 Building”). The Original Lease, the Notice of Lease Term Dates and the First Amendment are collectively, the “Lease.”

B. Landlord and Tenant desire (i) to extend the Lease Term of the Lease, (ii) to expand the Existing Premises to include that certain space consisting of approximately 6,378 rentable square feet of space in the building located at 571 Eccles Avenue, South San Francisco, California 94080 (the “571 Building”), as delineated on Exhibit A attached hereto and made a part hereof (the “Expansion Premises”), and (iii) to make other modifications to the Lease as set forth herein, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms; Incorporation of Recitals. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Second Amendment. The foregoing Recitals are incorporated by reference as if set forth fully herein.

2. Expansion Commencement Date; Modification of Premises. Effective as of the date which is the earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Expansion Premises and (ii) the date which is seven (7) months following the date upon which Landlord delivers possession of the Expansion Premises to Tenant in the condition required by this Second Amendment (such date, the “Expansion Commencement Date”), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises. Tenant hereby acknowledges that the Premises are currently occupied by another tenant of Landlord. If Landlord is unable for any reason to deliver possession of the Expansion Premises to Tenant on any specific date, then Landlord shall not be subject to any liability for its failure to do so, and such failure shall not affect the validity of the Lease or the obligations of Tenant hereunder. Effective upon the Expansion Commencement Date, the Existing Premises shall be increased to include the Expansion Premises. Landlord and Tenant hereby acknowledge that such addition of the Expansion Premises to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the size of the Premises to approximately 36,754 rentable square feet. The Existing Premises and the Expansion Premises shall collectively be referred to as the “Premises.” All references in the Lease, as amended, to the Building shall mean (i) the 561 Building when the context applies to the 561 Building or any portion of the Premises located in the 561 Building, (ii) the 571 Building when the context applies to the 571 Building or any portion of the Premises located in the 571 Building, and (iii) both the 561 Building and the 571 Building when the context applies to both of such buildings.

3. Lease Term.

3.1. Expansion Term. Landlord and Tenant acknowledge that Tenant’s lease of the Existing Premises is scheduled to expire on May 31, 2022, pursuant to the terms of the Lease. Notwithstanding anything to the contrary in the Lease, the term of Tenant’s lease of the Existing Premises is hereby extended and shall expire coterminously with the term of Tenant’s lease of the Expansion Premises on the day that is preceding the eighth (8th) anniversary of the Expansion Commencement Date (the “New Expiration Date”), unless sooner terminated as provided in the Lease, as hereby amended. The period of time commencing on the Expansion Commencement Date and terminating on the New Expiration Date, shall be referred to herein as the “Expansion Term.” For purposes of this Second Amendment, the term “Expansion Year” shall mean each consecutive twelve (12) month period during the Expansion Term; provided, however, that the first (1st) Expansion Year shall commence on the Expansion Commencement Date and end on the last day of the month in which the first anniversary of the Expansion Commencement Date occurs (unless the Expansion Commencement Date is the first (1st) day of a calendar month, in which event the first Expansion Year shall end on the day immediately preceding the first anniversary of the Expansion Commencement Date), and the second and each succeeding Expansion Year shall commence on the first day of the next calendar month; and further provided that the last Expansion Year shall end on the New Expiration Date. At any time during the Expansion Term, Landlord may deliver to Tenant a notice substantially in the form as set forth in Exhibit C attached to the Original Lease, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord pursuant to the terms of the Lease, as amended hereby (subject to correction for factual errors).

3.2. Option Term. Landlord and Tenant acknowledge and agree that Tenant shall continue to have one (1) option to extend the Lease Term for a period of five (5) years in accordance with, and pursuant to the terms of, Section 2.2 of the Original Lease; provided, however, all references therein to the “initial Lease Term” shall be deemed to refer to the “Expansion Term” and such right shall apply to the entire Premises (i.e., the Existing Premises and the Expansion Premises) and Tenant may only exercise such option with respect to the entire Premises (i.e., the Existing Premises and the Expansion Premises).

4. Rent.

4.1. Base Rent. Notwithstanding anything to the contrary in the Lease as hereby amended, prior to the Expansion Commencement Date, Tenant shall continue to pay Base Rent for the Existing Premises in accordance with the terms of the Lease. Commencing on the Expansion Commencement Date, and continuing throughout the Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the entire Premises (i.e., the Existing Premises and the Expansion Premises) as follows:

Expansion Year	Annual Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
1	$1,830,349.20	$152,529.10	$4.15
2	$1,896,506.40	$158,042.20	$4.30
3	$1,962,884.12	$163,573.68	$4.45
4	$2,031,585.07	$169,298.76	$4.61
5	$2,102,690.55	$175,224.21	$4.77
6	$2,176,284.71	$181,357.06	$4.93
7	$2,252,454.68	$187,704.56	$5.11
8	$2,331,290.59	$194,274.22	$5.29

On or before the Expansion Commencement Date, Tenant shall pay to Landlord the Base Rent payable for the Expansion Premises for the first full month of the Expansion Term.

*For the avoidance of doubt, the column “Monthly Installment of Base Rent” shall be binding upon the parties hereto should any inconsistencies exist in the rent schedule.

4.2. Additional Monthly Base Rent. Notwithstanding any provision to the contrary contained in the Lease, in addition to the Base Rent amounts set forth above, Tenant shall continue to be obligated to make monthly payments of Additional Monthly Base Rent in connection with Tenant’s use of the Alterations Allowance (pursuant to the terms of Section 8.6 of the Original Lease) in the amounts set forth below through May 31, 2022 in the same manner as Base Rent:

Period During Lease Term	Payment of Additional Monthly Base Rent
June 1, 2017 – May 31, 2018	$10,554.74
June 1, 2018 – May 31, 2019	$10,871.38
June 1, 2019 – May 31, 2020	$11,197.53
June 1, 2020 – May 31, 2021	$11,533.45
June 1, 2021 – May 31, 2022	$11,879.45

5. Tenant’s Share of Building Direct Expenses.

5.1. Existing Premises. Notwithstanding anything to the contrary set forth in the Lease as hereby amended, Tenant shall continue to be obligated to pay Tenant’s Share of the Direct Expenses in connection with the Existing Premises in accordance with the terms of the Lease prior to and during the Expansion Term.

5.2. Expansion Premises. Except as specifically set forth in this Section 5.2, commencing on the Expansion Commencement Date, Tenant shall pay Tenant’s Share of Direct Expenses in connection with the Expansion Premises in accordance with the terms of Article 4 of the Original Lease, provided that with respect to the calculation of Tenant’s Share of Direct Expenses in connection with the Expansion Premises, Tenant’s Share shall equal 100% of the 571 Building. Prior to the Expansion Commencement Date, Landlord shall be solely responsible for providing services and utilities (including electricity, water, and HVAC) (“Construction Utilities”) for the 571 Building, and will not charge any such items as Operating Expenses or Additional Rent. In the event of an interruption in the provision of Construction Utilities during normal construction hours to the extent caused by the negligence or willful misconduct of Landlord, which interruption continues for more than five (5) business days after written notice from Tenant to Landlord, shall result in a day-for-day delay of the Expansion Commencement Date for each day that such interruption causes an actual delay in construction of the Tenant Improvements (as defined in the Tenant Work Letter attached hereto as Exhibit B and incorporated herein (the “Tenant Work Letter”)).

6. Improvements; Condition of Expansion Premises. Except as specifically set forth in this Second Amendment or in the Tenant Work Letter, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises, and Tenant shall accept the Expansion Premises in its presently existing, “as-is” condition, provided that Landlord shall deliver the Expansion Premises to Tenant in good, vacant, broom clean condition and having obtained all required regulatory or governmental closure or decommissioning certificates as required by applicable law (copies or evidence of which shall be provided to Tenant upon request).

7. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment other than CBRE, Inc. and Kidder Matthews (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Second Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Brokers. The terms of this Section 7 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

8. Parking. As of the Effective Date and continuing throughout the Expansion Term, Section 28 of the Original Lease shall apply to the entire parking lot on which the Buildings are located, and the phrase “near the entrance to the Premises” in the penultimate sentence of Section 28 of the Original Lease shall instead state “near the entrance to each of the 561 Building and the 571 Building”.

9. Security Deposit. Notwithstanding anything in the Lease to the contrary, the Security Deposit held by Landlord pursuant to the Lease, as amended hereby, shall equal $388,548.44. Landlord and Tenant acknowledge that, in accordance with Article 21 of the Original Lease, Tenant has previously delivered the sum of $235,934.54 (the “Existing Security Deposit”) to Landlord as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease. Concurrently with Tenant’s execution of this Amendment, Tenant shall deposit with Landlord an amount equal to $152,613.90 to be held by Landlord as a part of the Security Deposit. To the extent that the total amount held by Landlord at any time as security for the Lease, as hereby amended, is less than $388,548.44 as a result of application of Security Deposit funds due to the occurrence of an event of default by Tenant, then Tenant shall pay the difference to Landlord within ten (10) days following Tenant’s receipt of notice thereof from Landlord.

10. Damage and Destruction.

10.1. As of the date of this Second Amendment, all references in Section 11.2 of the Original Lease to “Building” are hereby revised to state “the 561 Building or the 571 Building, or both, as applicable” and all references in Section 13 of the Original Lease to “Premises” are hereby revised to state “the 561 Building or the 571 Building, or both, as applicable.” Because the Premises will include two buildings from and after the Expansion Commencement Date, the parties acknowledge that the rights of Landlord to terminate the lease in the event of a casualty (Section 11.2 of the Original Lease) or condemnation (Section 13 of the Original Lease) shall be modified as follows: (a) if all or a material portion of each of the 561 Building and the 571 Building are damaged, destroyed, or taken by power of eminent domain, and Landlord elects to exercise any right of termination it may have as a result thereof pursuant to the terms of the Lease, as amended hereby, then the termination must apply to the entire Premises, (b) if all or a material portion of the 571 Building is damaged, destroyed, or taken by power of eminent domain (but no portion of the 561 Building is so damaged or taken), and Landlord elects to exercise any right of termination it may have as a result thereof pursuant to the terms of the Lease, as amended hereby, then the termination shall apply to the 571 Building only, and (c) if all or a material portion of the 561 Building is damaged, destroyed, or taken by power of eminent domain (whether or not any portion of the 571 Building is so damaged or taken), and Landlord elects to exercise any right of termination it may have as a result thereof pursuant to the terms of the Lease, as amended hereby, then the termination shall apply to the 561 Building only, unless, and with respect to this subclause (c) only, within ten (10) business days of Tenant’s receipt of Landlord’s notice of termination, Tenant delivers written notice to Landlord that the termination shall apply to the entire Premises, then the Lease, as amended hereby, shall terminate with respect to the entire Premises on the effective date of such termination.

10.2. The following sentence is hereby added at the end of Section 11.2 of the Original Lease:

“Alternatively, upon the termination of Tenant’s lease of the portion of the Premises in one or the other of the 561 Building or the 571 Building under any of the provisions of this Article 11, the parties shall be released with respect to the provisions of the Lease which are applicable to the terminated portion of the Premises without further obligation to the other from the date possession of the terminated portion of the Premises is surrendered to Landlord, except for items which have theretofore accrued and are then unpaid. If Landlord elects to terminate the Lease with respect to more than fifty percent (50%) of the Premises contained in the 561 Building, whether in any one instance or series of instances, Tenant shall thereafter have the right, effective upon thirty (30) days’ written notice to Landlord, to terminate the Lease with respect to the entire Premises, unless Landlord agrees in writing within said thirty-day period to repair or restore the portion of the Premises so affected and reinstate the Lease with respect thereto.””

11. Lease Bifurcation. Landlord and Tenant hereby acknowledge that Landlord may, in its reasonable discretion (e.g., in connection with the financing, refinancing, or sale of any or all of the Project), require that separate leases exist with regard to each of the 561 Building and the 571 Building. If Landlord so reasonably requires, the parties agree to bifurcate the Lease, as amended, into separate leases at Landlord’s sole cost and expense; provided, however, such resulting, bifurcated leases shall, on a collective basis, (i) be on the same terms as set forth in the Lease, as amended hereby (provided that in no event shall certain rights of Tenant which are reasonably assignable to only one of such leases be duplicated in the other of such leases), and (ii) be in form and substance reasonably approved by Tenant. Such bifurcated, replacement leases shall, if so required by Landlord and to the extent the same otherwise satisfy the requirements of this Section 11, be executed by Landlord and Tenant within thirty (30) days following Landlord’s written election and delivery of the same to Tenant.

12. California Accessibility Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project, Building and Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp approved in advance by Landlord; and (b) pursuant to Article 24 below, Tenant, at its cost, is responsible for making any repairs within the Premises to correct violations of construction-related accessibility standards; and, if anything done by or for Tenant in its use or occupancy of the Premises shall require repairs to the Building (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall, at Landlord’s option, either perform such repairs at Tenant’s sole cost and expense or reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such repairs.

13. Modifications to Original Lease.

13.1. In Section 3 of the Original Lease, the phrase “for which Base Rent is payable pursuant to the terms of the Lease, as amended” is hereby inserted after the words “each and every calendar month during the Lease Term.”

13.2. The phrase “such that the Premises are remediated to the condition existing prior to such Release” at the end of Section 5.3.1.3 of the Original Lease is hereby replaced with the following language: “such that the Premises are remediated to the condition necessary to allow the Premises to be used for the purposes allowed as of the date of this Second Amendment.”

13.3. The phrase “required for the unrestricted use of the Premises” in Section 5.3.4.3 of the Original Lease is hereby replaced with the following language: “required to allow the Premises to be used for the purposes allowed as of the date of this Second Amendment.”

13.4. The following sentence is hereby added to the end of Article 16 of the Original Lease:

“If Tenant fails to surrender possession of only one of either: (i) all or any portion of the 561 Building, or (ii) all or any portion of the 571 Building, but in either case has surrendered possession of the other Building and another tenant of Landlord has the right of possession to such other Building, then, from and after the date that such succeeding tenant has the right of possession to such other Building, holdover rent pursuant to this Section 16 shall only be payable by Tenant for the Building which Tenant has failed to surrender possession, on a per-square-foot basis.”

14. Work Letter. Automatically upon the Expansion Commencement Date, the phrase “Landlord’s TI Work” in the Original Lease shall be deemed to include both the “Expansion Tenant Improvements” and “Tenant Improvements” as used herein and in the Expansion Work Letter, and the phrase “Tenant Work Letter” in the Original Lease shall be deemed to include reference to the “Expansion Work Letter”.

15. Environmental. Under no circumstance shall Tenant be liable for, and Landlord shall indemnify, defend, protect and hold harmless Tenant and Tenant’s Agents from and against all losses, costs, claims, liabilities and damages (including attorneys’ and consultants’ fees) arising out of any Hazardous Materials that exist in, on or about the 571 Building as of the date Landlord delivers possession of the Expansion Premises to Tenant in the condition required by this Second Amendment (including without limitation this Section 15), or Hazardous Materials Released by Landlord or any Landlord Parties. Landlord will provide Tenant with copies of any Hazardous Material reports relating to the 571 Building that Landlord has in its immediate possession, and will provide Tenant with copies or evidence of all closure or decommissioning certificates as required by applicable law which are obtained in connection with the closure of the Expansion Premises by the previous occupant upon Tenant’s request. The provision of such reports shall be for informational purposes only, and Landlord does not make any representation or warranty as to the correctness or completeness of any such reports.

16. Signage. Tenant shall have the same signage rights for the 571 Building as are provided for the 561 Building in Article 23 of the Original Lease. Landlord agrees that “FLX Bio”; “FLX” and reasonable extensions thereof are not Objectionable Names.

17. Representations and Warranties of Landlord. Each of the representations and warranties made by Landlord in the Lease are hereby made by Landlord as of the date hereof with respect to the Expansion Premises.

18. Generator. Subject to the terms of the Lease, and applicable laws, Tenant shall be entitled to, at Tenant’s sole cost (which may be paid with use of the Tenant Improvement Allowance, as that term is defined in the Tenant Work Letter), to install a generator and fuel tank (“Expansion Generator”) for Tenant’s exclusive use in connection with the 571 Building in an area mutually agreed upon by Landlord and Tenant. In connection with the Expansion Generator, Tenant shall have the right to install such other items to the exterior of the 571 Building as are described in Section 5.4.1 of the Original Lease (“Expansion Outside Equipment”). From and after the Effective Date, references in the Original Lease to “Generator” shall be deemed to additionally include reference to the “Expansion Generator” and references in the Original Lease to “Outside Equipment” shall be deemed to additionally include reference to the “Expansion Outside Equipment.”

19. Miscellaneous.

19.1. Counterparts; Electronic Signatures. This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Second Amendment attached thereto. A facsimile or portable document format (PDF) signature on this Assignment shall be equivalent to, and have the same force and effect as, an original signature.

19.2. No Further Modification. Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Premises and shall remain unmodified and in full force and effect. In the event of any conflict between the provisions of this Second Amendment and the provisions of the Lease the provisions of this Second Amendment shall prevail. Whether or not specifically amended by this Second Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Second Amendment.

[signatures contained on following page]

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

LANDLORD:		TENANT:

HCP, INC., a Delaware corporation		FLX BIO, INC., a Delaware corporation

By:	/s/ Scott Bohn	By:	/s/ Brian Wong
Name:	Scott Bohn		Name: Brian Wong
Its: Vice President			Its: President and CEO

By:

Name:

Its:

EXHIBIT A

OUTLINE OF EXPANSION PREMISES

EXHIBIT A

EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the improvement of the Premises for Tenant following the date of this Second Amendment. This Tenant Work Letter is essentially organized chronologically and addresses the issues of construction, in sequence, as such issues will arise during construction in the Premises.

SECTION 1

CONDITION OF PREMISES

Tenant acknowledges that except as provided in the preceding sentence, Tenant shall accept the Premises in their existing, “as-is” condition on the date of delivery thereof to Tenant. Except for the payment of the Tenant Improvement Allowance as provided in Section 2, below, Landlord shall have no obligation to make or pay for any improvements to the Premises, provided that Landlord at its sole cost shall be responsible to cause the exterior of the 571 Building, the existing Building entrances, and all exterior Common Areas (including required striping and handicapped spaces in the parking areas) to be in compliance with applicable laws, to the extent required to allow the legal occupancy of the Expansion Premises for the permitted use or completion of the Tenant Improvements (subject to Tenant’s interior design and utilization of existing entrances for required egress from The 571 Building).

SECTION 2

TENANT IMPROVEMENTS

2.1 Tenant Improvement Allowance. Commencing as of the date of the full execution and delivery of this Second Amendment, Tenant shall be entitled to use a one-time improvement allowance in the aggregate amount of $1,419,910.00 which is comprised of (i) $303,760.00 (the “Existing Premises Improvement Allowance”), for the costs relating to the design and construction of Tenant’s improvements, which are permanently affixed to the Existing Premises only (the “Existing Premises Improvements”) or which are “Tenant Improvement Allowance Items,” as that term is defined in Section 2.2.1, below, and (ii) $1,116,150.00 (the “Expansion Premises Improvement Allowance”) for the costs relating to the design and construction of Tenant’s improvements which are permanently affixed to the Expansion Premises only (the “Expansion Premises Improvements”) or which are Tenant Improvement Allowance Items. Collectively, the Expansion Premises Improvements and the Existing Premises Improvements are the “Tenant Improvements” and collectively the Existing Premises Improvement Allowance and the Expansion Premises Improvement Allowance are the “Tenant Improvement Allowance”. Landlord and Tenant agree and acknowledge that the Expansion Premises Improvements may include work to the exterior of the 571 Building (including, without limitation, rooftop equipment and an exterior enclosure and equipment yard) (collectively, the “Exterior Improvements”), provided that any such Exterior Improvements shall be subject to Landlord’s prior written approval, to be withheld in Landlord’s sole and absolute discretion if such

EXHIBIT B

Exterior Improvements will adversely affect the exterior (including appearance), the structural integrity, or the proper functioning of the building systems of the 571 Building. In the event that any portion of the Existing Premises Improvement Allowance will not be allocated to pay for the Existing Premises Improvements (to be determined in Tenant’s reasonable discretion), then Tenant may, by written notice to Landlord, to allocate such unused portion of the Existing Premises Improvement Allowance to pay for the Expansion Premises Improvements (and items related thereto as specified in Section 2.2.1 below), and any such use of the Existing Premises Improvement Allowance may be made without the requirement that Tenant use all or any portion of the Additional TI Allowance (as defined in Section 2.5 below). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter or otherwise in connection with Tenant’s construction of the Tenant Improvements or any Tenant Improvement Allowance Items, as defined below, in a total amount which exceeds the sum of the Tenant Improvement Allowance. All Tenant Improvements for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of the Lease; provided, however, Landlord may, by written notice to Tenant concurrently with Landlord’s approval of the “Final Working Drawings”, as that term is defined in Section 3.3, below, require Tenant, prior to the end of the Lease Term, or following any earlier termination of the Lease, at Tenant’s expense, to remove any Tenant Improvements which are reasonably be deemed to be “Specialty Alterations” (defined below) and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to the condition in existence prior to such Specialty Alterations. Any portion of the Tenant Improvement Allowance that is not disbursed or allocated for disbursement by the date which is twelve (12) months after the date Landlord delivers possession of the Expansion Premises to Tenant (the “TI Disbursement Date”), shall revert to Landlord and Tenant shall have no further rights with respect thereto. As used herein, “Specialty Alterations” shall mean any Tenant Improvement that is not a normal and customary general office or laboratory improvement, including, but not limited to improvements which (i) perforate, penetrate or require reinforcement of a floor slab (including, without limitation, interior stairwells or high-density filing or racking systems), (ii) consist of the installation of a raised flooring system, (iii) consist of the installation of a vault or other similar device or system intended to secure the Premises or a portion thereof in a manner that exceeds the level of security necessary for ordinary office space, (iv) involve material plumbing connections (such as, for example but not by way of limitation, kitchens (other than customary break-rooms with a refrigerator, sink and dishwasher), saunas, showers, and executive bathrooms outside of the Building core and/or special fire safety systems), or (v) can be seen from outside the Premises.

2.2 Disbursement of the Tenant Improvement Allowance.

2.2.1 Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance and Additional Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Tenant Improvement Allowance Items”):

2.2.1.1 Payment of all reasonable fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, project management fees, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.2 of this Tenant Work Letter;

EXHIBIT B

2.2.1.2 The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3 The payment for all demolition and removal of existing improvements in the Premises;

2.2.1.4 The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, costs incurred for removal of existing furniture, fixtures or equipment in the Premises, hoisting and trash removal costs, costs to purchase and install in the Premises equipment customarily incorporated into laboratory improvements or laboratory utility systems, including, without limitation, UPS, DI Systems, boilers, air compressors, glass/cage washers and autoclaves, painting, and contractors’ fees and general conditions;

2.2.1.5 The cost of any changes in the Base Building when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.6 The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the “Code”);

2.2.1.7 Sales and use taxes;

2.2.1.8 all other actual and reasonable out-of-pocket costs expended by Landlord in connection with the construction of the Tenant Improvements, including, without limitation, costs expended by Landlord pursuant to Section 4.1.1 of this Tenant Work Letter, below.

2.2.2 Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance and Additional Improvement Allowance, if applicable, for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.

2.2.2.1 Monthly Disbursements. On or before the fifth (5th) day of each calendar month, during the design and construction of the Tenant Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for reimbursement of amounts paid to the “Contractor,” as that term is defined in Section 4.1.1 of this Tenant Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials for the Premises; (iii) executed mechanic’s lien releases, as applicable, from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132, 8134, 8136 and 8138; and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. Within forty-five (45) days thereafter, Landlord shall deliver a check to Tenant made payable to Tenant in payment of the lesser of: (A) the amounts so requested by Tenant as set forth in this Section 2.2.2.1, above, and (B) the balance of any remaining available portion of

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the Tenant Improvement Allowance and Additional Improvement Allowance, if applicable, provided that Landlord does not dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings,” as that term is defined in Section 3.5 below, or due to any substandard work. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.2.2 Final Deliveries. Following the completion of construction of the Tenant Improvements, Tenant shall deliver to Landlord properly executed final mechanic’s lien releases in compliance with both California Civil Code Section 8134 and either Section 8136 or Section 8138 from all of Tenant’s Agents, and a certificate certifying that the construction of the Tenant Improvements in the Premises has been substantially completed. Tenant shall record a valid Notice of Completion in accordance with the requirements of Section 4.3 of this Tenant Work Letter.

2.2.2.3 Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance and Additional Improvement Allowance, if applicable, to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. All Tenant Improvement Allowance Items for which the Tenant Improvement Allowance and Additional Improvement Allowance have been made available shall be deemed Landlord’s property under the terms of the Lease.

2.4 Building Standards. The quality of Tenant Improvements shall be in keeping with the existing improvements in the Premises.

2.5 Additional Tenant Improvement Allowance. In addition to the Tenant Improvement Allowance, Tenant shall have the right, by written notice to Landlord given on or before the TI Disbursement Date, to use up to $20.00 per rentable square foot of the Expansion Premises (i.e., up to $127,560.00) (the “Additional TI Allowance”) towards the payment of the costs of the Tenant Improvement Allowance Items in the Expansion Premises only. In the event Tenant exercises its right to use all or any portion of the Additional TI Allowance, Tenant shall be required to pay Landlord, commencing on the date the Tenant Improvements are completed (the “Additional Payment Commencement Date”), the “Additional TI Allowance Payment,” as that term is defined below, in consideration of Landlord provision of the Additional TI Allowance. The “Additional TI Allowance Payment” shall be determined as the missing component of an annuity, which annuity shall have (i) the amount of the Additional TI Allowance utilized by Tenant as the present value amount, (ii) a number equal to the number of full calendar months then remaining in the Expansion Term as the number of payments, (iii) a monthly interest factor equal to eighty-three one-hundredths percent (0.83%), which is equal to ten percent (10%) divided by twelve (12) months per year, and (iv) the Additional TI Allowance Payment as the missing component of the annuity. Following the calculation of the Additional TI Allowance Payment, Landlord and Tenant will enter into a lease amendment to confirm the amount thereof.

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SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect. Tenant shall retain an architect/space planner (the “Architect”) approved in advance by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) to prepare the Final Space Plan and Final Working Drawings as provided in Section 3.2 and 3.3, below. Tenant shall retain the engineering consultants or design/build subcontractors designated by Tenant and reasonably approved in advance by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises, which work is not part of the Base Building. All such plans and drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord’s reasonable approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of any plans or drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Landlord hereby pre-approves DGA as the Architect. Landlord shall approve or reasonably disapprove Tenant’s request for approval of Tenant’s Engineers, within three (3) business days following Landlord’s receipt of Tenant’s written request therefor. If Landlord fails to respond to such request for approval within the three (3) business day period set forth above, Tenant may send Landlord a notice setting forth such failure and warning that a continuing failure to respond may result in a “deemed approval” (the “Engineer Reminder Notice”). If Landlord fails to respond to approve or reasonably disapprove of Tenant’s Engineers within two (2) business days after receipt of the Engineer Reminder Notice, such Engineers shall be deemed approved by Landlord.

3.2 Final Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Expansion Premises or the Existing Premises, as the case may be, before any architectural working drawings or engineering drawings have been commenced for such portion of the Premises. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, labs, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for such Premises if the same is unsatisfactory or incomplete in any respect (including reasonably specific detail as to Landlord’s grounds for objection). If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require. If Landlord fails to respond with respect to the Final Space Plan within the five (5) business day period, Tenant may deliver Landlord a reminder notice, and if Landlord fails to respond within three (3) business days after receipt of the reminder notice, the Final Space Plan shall be deemed approved. Notwithstanding the foregoing, Landlord’s approval of the Final Space Plan shall not be unreasonably withheld, provided that Landlord and Tenant hereby agree it shall be deemed reasonably for Landlord to withhold its approval of the Final Space Plan if a “Design Problem” exists. A “Design Problem” shall mean and refer to any design criteria which would (a) adversely affect the Building structure or Building systems; (b) be in non-compliance with codes or other applicable laws; (c) be seen from the exterior of the Premises (except for the Exterior Improvements); (d) cause material interference with Landlord or other tenants of the Building (other than as typical for construction of improvements), or (e) affect the certificate of occupancy or its legal equivalent for the Building or any portion thereof.

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3.3 Final Working Drawings. After the Final Space Plan has been approved (or deemed approved) by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, Title 24 calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers and the Architect to complete the “Final Working Drawings” (as that term is defined below) in the manner as set forth below. Upon the approval (or deemed approval) of the Final Space Plan by Landlord, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for such portion of the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is sufficiently complete to allow Tenant’s Agents to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval, which shall not be unreasonably withheld, conditioned, or delayed. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within ten (10) business days after Landlord’s receipt of the Final Working Drawings for such Premises if the same is unsatisfactory or incomplete in any respect (including reasonably specific detail as to Landlord’s grounds for objection). If Tenant is so advised, Tenant shall promptly cause the Final Working Drawings to be revised in accordance with such review and any disapproval of Landlord in connection therewith. If Landlord fails to respond with respect to the Final Working Drawings within the ten (10) business day period, Tenant may deliver Landlord a reminder notice, and if Landlord fails to respond within three (3) business days after receipt of the reminder notice, the Final Working Drawings shall be deemed approved. Notwithstanding the foregoing, Landlord’s approval of the Final Working Drawings shall not be unreasonably withheld; provided that Landlord and Tenant hereby agree that it shall be deemed reasonable for Landlord to withhold its approval of the Final Working Drawings if a Design Problem exists or if the Final Working Drawings are inconsistent with the Final Space Plan.

3.5 Approved Working Drawings. The Final Working Drawings shall be approved (or deemed approved) by Landlord (the “Approved Working Drawings”) prior to the commencement of construction in the applicable portion of the Premises by Tenant. Concurrently with Tenant’s delivery of the Final Working Drawings to Landlord for Landlord’s approval, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for such portion of the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned, or delayed.

3.6 Electronic Approvals. Notwithstanding any provision to the contrary contained in the Lease or this Expansion Work Letter, Landlord may transmit or otherwise deliver any of the approvals required under this Expansion Work Letter via electronic mail to Tenant’s representative identified in Section 5.2 of this Expansion Work Letter.

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SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Tenant’s Selection of Contractors.

4.1.1 The Contractor; Landlord’s Project Manager. Tenant shall retain a licensed general contractor, approved in advance by Landlord, to construct the Tenant Improvements (“Contractor”). Landlord’s approval of the Contractor shall not be unreasonably withheld. Landlord shall retain Project Management Advisors, Inc. (“PMA”) as a third party project manager for construction oversight of the Tenant Improvements on behalf of Landlord, and Tenant shall pay a fee to Landlord with respect to the PMA services equal to $4,335.00 per month of planning and construction of the Tenant Improvements, which fee may be paid from the Tenant Improvement Allowance. Landlord hereby pre-approves Landmark Builders, RC Benson, or Hathaway Dinwiddie as Contractors.

4.1.2 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”). The subcontractors used by Tenant, but not any laborers, materialmen, and suppliers, must be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed; provided, however, Landlord may nevertheless designate and require the use of particular mechanical, engineering, plumbing, fire life-safety and other Base Building subcontractors. If Landlord does not approve any of Tenant’s proposed subcontractors, Tenant shall submit other proposed subcontractors for Landlord’s written approval.

4.2 Construction of Tenant Improvements by Tenant’s Agents.

4.2.1 Construction Contract; Cost Budget. Tenant shall engage the Contractor under a commercially reasonable and customary construction contract (collectively, the “Contract”). Prior to the commencement of the construction of any Phase of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred in connection with the design and construction of the relevant Phase of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the estimated total costs of the work of the relevant Phase of the Tenant Improvements (each, a “Final Budget”). Any costs of design and construction of the Tenant Improvements in excess of the Tenant Improvement Allowance shall be paid by Tenant out of its own funds once the Tenant Improvement Allowance is exhausted, but Tenant shall continue to provide Landlord with the documents described in Sections 2.2.2.1(i), (ii), (iii) and (iv) of this Tenant Work Letter, above, for Landlord’s approval, prior to Tenant paying such costs.

4.2.2 Tenant’s Agents.

4.2.2.1 Compliance with Drawings and Schedule. Tenant’s and Tenant’s Agent’s construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; and (ii) Tenant’s Agents shall submit schedules of all work relating to the Tenant’s Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule.

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4.2.2.2 Indemnity. Tenant’s indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises. The foregoing indemnity shall not apply to claims caused by the gross negligence or willful misconduct of Landlord, its member partners, shareholders, officers, directors, agents, employees, and/or contractors.

4.2.2.2 Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of substantial completion of the work under the Contract for the applicable Premises (i.e. the Expansion Premises or the Existing Premises) (for each such Premises “Substantial Completion”). Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after Substantial Completion. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the applicable Tenant Improvements, and/or the applicable Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the applicable Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.2.4 Insurance Requirements.

4.2.2.4.1 General Coverages. All of Tenant’s Agents shall carry the following insurance with insurers having a minimum A.M. best rating of A- VIII or better (i) worker’s compensation insurance covering all of Tenant’s Agents’ respective employees with a waiver of subrogation in favor of Landlord and the property manager, (ii) general liability insurance with a limit of not less than $1,000,000 per occurrence and $2,000,000 general aggregate, including products/completed operations and contractual coverage, and including Landlord and its property manager as additional insureds, and (ii) if the cost of such Tenant Improvements exceeds $100,000 in the aggregate, then Builders Risk insurance covering the construction of the Tenant Improvements, and such policy shall include Landlord as an additional insured.

4.2.2.4.2 Intentionally Omitted.

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4.2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Expansion Tenant Improvements and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will endeavor to give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Expansion Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Expansion Tenant Improvements are fully completed, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Tenant Work Letter.

4.2.2 Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) all state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.4 Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord reasonably disapprove any portion of the Tenant Improvements, on the grounds that the construction is defective or fails to comply with the Approved Working Drawings, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any such defects or deviations shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists that might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, take such action as Landlord reasonably deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s reasonable satisfaction.

4.2.5 Meetings. Commencing upon the execution of this Second Amendment, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.

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4.3 Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a valid Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (x) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (y) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (z) to deliver to Landlord two (2) sets of copies of such record set of drawings (hard copy and CAD files) within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises. Within fifteen (15) days after request by Tenant following the Substantial Completion of the Tenant Improvements, Landlord will acknowledge its approval of the Tenant Improvements (provided that such approval has been granted) by placing its signature on a Contractor’s Certificate of Substantial Completion fully executed by the Architect, Contractor and Tenant. Landlord’s approval shall not create any contingent liabilities for Landlord with respect to any latent quality, design, Code compliance or other like matters that may arise subsequent to Landlord’s approval.

SECTION 5

MISCELLANEOUS

5.1 Intentionally Omitted.

5.2 Tenant’s Representative. Tenant has designated Karen Lam of FLX Bio as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who shall each have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.3 Landlord’s Representative. Landlord has designated Jeff Marcowitz with PMA, as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.4 Time is of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

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5.5 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease or this Tenant Work Letter, if any default by Tenant under the Lease or this Tenant Work Letter (including, without limitation, any failure by Tenant to fund any portion of the Over-Allowance Amount) occurs at any time on or before the substantial completion of the Tenant Improvements and such default remains uncured ten (10) days following Landlord’s notice of such default to Tenant, then in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may, without any liability whatsoever, cause the cessation of construction of the Tenant Improvements (in which case, Tenant shall be responsible for any delay in the substantial completion of the Tenant Improvements and any costs occasioned thereby).

5.6 Construction Parking. Landlord shall provide, and neither Tenant nor Tenant’s Agents shall be charged for, on-site parking to the extent utilized in connection with the construction of the Tenant Improvements.

5.7 Bifurcation of Work. Landlord and Tenant acknowledge that work relating to the Expansion Premises Improvements will commence prior to work relating to the Existing Premises Improvements, and that the progress of the work in either of the Expansion Premises or the Existing Premises is not contingent on progress of the work in the other (each, a “Phase”). The various Construction Drawings referenced hereunder will be prepared and approved separately with respect to each of the Expansion Premises and the Existing Premises.

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